AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                               CLAYTON HOMES, INC.

FIRST.  The  name of the corporation is Clayton Homes, Inc. (the "CORPORATION").

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1105 North Market Street, Suite 1300, Delaware 19801 (County of New Castle). The name of its registered agent at such address is Wilmington Trust SP Services, Inc.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 150,000,000 (one hundred fifty million) shares. All such shares are to be Common Stock, having a par value of $.01 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the by-laws of the Corporation so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. No stockholder (other than Berkshire Hathaway Inc. and its subsidiaries) may sell, transfer, assign, pledge or otherwise encumber any shares of the common stock of the Corporation ("Shares"), grant any right to purchase any Shares, or engage in any transaction to reduce the risk of ownership thereof, except that Shares may be (a) transferred to the estate or heirs of such stockholder upon his or her death, or (b) sold for cash to an unaffiliated third party who has delivered to such stockholder a bona fide offer to purchase such Shares, if the Corporation and Berkshire Hathaway Inc. (together with its subsidiaries) are first given a right to acquire such Shares. Such right to acquire shall operate as follows: A stockholder of the Corporation who has received a bona fide cash offer from an unaffiliated third party purchaser to acquire a specified number of Shares must notify the Corporation and Berkshire Hathaway Inc. of the offer and the number of Shares proposed to be acquired by the third party, and must provide the Corporation and Berkshire Hathaway Inc. (together with its subsidiaries) with the prior opportunity to acquire these Shares at the same cash price and otherwise on the same terms as he or she proposes to sell the Shares to the third party. If neither the Corporation nor Berkshire Hathaway (together with its subsidiaries) elects to acquire the Shares on these terms within 30 days following any such notice, the notifying stockholder will have 30 days (the "30-day Period") in which to sell the number of Shares specified in his or her notice to the third party at the price specified in the notice, or at any higher price, and otherwise on the terms specified in the notice. Following the 30-day Period, no sales of Shares will be permitted unless a stockholder again complies with such requirements as they would apply to any new offer.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.